Exhibit 10.1

Dong Il Kim

VOTING AND NON-SOLICITATION AGREEMENT

This VOTING AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the          day of July 2013, by and between WILSHIRE BANCORP, INC., a California corporation and registered bank holding company (“Wilshire”), SAEHAN BANCORP, a California corporation and registered bank holding company (“Saehan”) and Dong Il Kim, a director (“Director”) of Saehan.

WITNESSETH:

WHEREAS, Wilshire, MS Merger Acquisition Corp, a newly formed, wholly owned subsidiary of Wilshire (“Newco”) and Saehan have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013, (the “Merger Agreement”), pursuant to which Saehan will be merged with and into Newco, with Newco surviving (the “Merger”).  Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement; and

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Wilshire and Saehan to enter into the Merger Agreement and a condition to Wilshire’s obligation to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the Merger and the premises and mutual covenants contained herein and intending to be legally bound hereby, Wilshire, Saehan and Director agree as follows:

1.             Director Support.  Director agrees to use his reasonable efforts to support and refrain from harming the goodwill of Wilshire and its subsidiaries (“Wilshire Subsidiaries”) and Saehan and its subsidiaries (“Saehan Subsidiaries”), and their respective customer and client relationships.  Director further agrees to support the business and banking reputation of Wilshire, including its subsidiaries, and not to disparage or otherwise malign such business or banking reputation.

2.             Director Covenants.

(a)           Director agrees that Director shall not:

(i)                                     prior to the Effective Date of the Merger, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of Saehan or any Saehan Subsidiary;  and

(ii)                                  after the Effective Date of the Merger and until the second anniversary of this Agreement, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is an employee of

Wilshire or any Wilshire Subsidiary at the time and who was an employee of Saehan within the preceding twelve (12) months.

(b)           Director agrees that (i) this Agreement is entered into in connection with the conveyance to Wilshire of the goodwill of the business of Saehan and the Saehan Subsidiaries; (ii) Director is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Wilshire receives the goodwill of Saehan and the Saehan Subsidiaries; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(c)           Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of its obligations under this Agreement.

(d)           Director agrees to permit Wilshire and/or Saehan to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of Saehan’s or Wilshire’s common stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(e)           From time to time, at the request of Wilshire and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.                                      Release.

(a)           Director acknowledges that he has no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Saehan, except as expressly provided herein.  For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Director, for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges Saehan and its Subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Saehan and its Subsidiaries shall not be released from any obligations or liabilities to Director in connection with any deposits, accounts, fees, accrued benefits or other written contractual obligations of Saehan to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under Saehan’s articles of incorporation or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer of

Saehan or any Saehan Subsidiary relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

(b)           Director expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code—and any similar federal law or law of any other jurisdiction—and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the California Civil Code states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Director expressly acknowledges that the release above is intended to include in its effect, without limitation, any and all claims which Director does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of such claims.

(c)           It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by Saehan and the Saehan Subsidiaries.  Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against Saehan and its Subsidiaries, and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any deposits, accounts, fees, accrued benefits or other written contractual obligations of Saehan and its Subsidiaries to Director as set forth on Schedule 2 attached hereto.

4.             Termination.  Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the noncompete period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5.             Effective Date.  This Agreement shall become effective on the date of execution of this Agreement.  If the Merger Agreement is terminated in accordance with its terms, then this

Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

6.             Specific Performance/Injunctive Relief.  Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Wilshire critical to the business of Wilshire and Wilshire Bank and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages.  Accordingly, Director agrees that Wilshire shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director.  Wilshire and Director hereby acknowledge and agree that Wilshire and Saehan will be irreparably damaged if the provisions of this Agreement are not specifically enforced.  Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies.  Such remedies shall not be exclusive and shall be in addition to any other remedy that Wilshire may have at law or in equity.

7.             Extension of Term of Restrictive Covenant.  If Director violates any restrictive covenant contained in Section 2, or if any action to enforce a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending.  If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8.             Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of Saehan to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of Saehan entitled to vote at such meeting, including all voting shares listed on Attachment A (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Wilshire to complete the Merger, the ability of Saehan to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of Saehan. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

9.             Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber,

hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferree shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

10.          Director Representations and Warranties.  Director hereby represents and warrants to Wilshire as follows:

(a)           Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)           The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)           On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of Saehan Common Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the Saehan Shareholder Meeting or any other shareholder meeting of Saehan in connection with the Merger Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e)           Director understands and acknowledges that each of Wilshire and Saehan is entering into the Merger Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

11.          Resignation from Saehan Board. Each Director hereby tenders his or her resignation from the Board of Directors of Saehan subject to and effective upon the Effective Time.

12.          Injunctive Relief.  Wilshire and Director hereby acknowledge and agree that Wilshire and Saehan will be irreparably damaged if this Agreement is not specifically enforced.  Accordingly, Wilshire and Saehan are entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance.  Such remedies are not to be exclusive and are in addition to any other remedy that Wilshire or Saehan may have at law or in equity.

13.          Assignability.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

14.          Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

15.          APPLICABLE LAW CHOICE OF VENUE.  THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT.  THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.          Legal Construction.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

17.          Notice.  Unless otherwise provided herein, any and all payments, notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery.  The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16.  All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

IF TO SAEHAN:

Saehan Bancorp

3580 Wilshire Blvd., Suite 600

Los Angeles, California 90010

Telecopy No. (323) 662-7817

Attention:  Il Young Kim

Chairman of the Board

IF TO WILSHIRE:

Wilshire Bancorp, Inc.

3200 Wilshire Boulevard

Los Angeles, California 90010

Telecopy No. (213) 427-6683

Attention:  Mr. J.W. Yoo

President and Chief Executive Officer

18.          No Delay, Waiver, Etc.  No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

19.          Entire Agreement.  This Agreement is irrevocable.  The recitals are incorporated as part of this Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

20.          Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

[Signature Page to Director Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:
DONG IL KIM

	Address:	16180 Sunnyview Terrace
Hacienda Heights, CA 91745

WILSHIRE:	WILSHIRE BANCORP, INC.

By:
J.W. Yoo,
President and Chief Executive Officer

SAEHAN:	SAEHAN BANCORP

By:
Il Young Kim
Chairman of the Board

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of Saehan Bancorp Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

Dong Il Kim

Schedule 1

Schedule 2